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                     August 24, 2022

       Kyle Casey
       Chief Financial Officer
       Twinlab Consolidated Holdings, Inc.
       4800 T-Rex Avenue, Suite 225
       Boca Raton, FL 33431

                                                        Re: Twinlab
Consolidated Holdings, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 29,
2022
                                                            File No. 000-55181

       Dear Mr. Casey:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences